Exhibit 4.2

Senior Series [     ] Note

$[ ]	[ ]

FOR VALUE RECEIVED, BRICKTOWN BREWERY RESTAURANTS LLC, an Oklahoma limited liability company (the “Borrower”), hereby promises to pay to PRAESIDIAN CAPITAL OPPORTUNITY FUND III, LP, a Delaware limited partnership (the “Lender”), or its registered assigns, at the address of the Borrower specified in the Purchase Agreement (defined below) or such other place as Lender may designate from time to time, the principal sum of [    ] ($[     ]), or such lesser amount as shall have been advanced hereunder in accordance with the Purchase Agreement (as defined below).

The Principal Amount under this Note shall be payable in the amounts, at the times and in the manner set forth in the Purchase Agreement. Interest on the Principal Amount under this Note shall be calculated at the rate or rates and in accordance with the Purchase Agreement and interest (including interest at the Default Rate, if applicable) shall be payable in the amounts, at the times and in the manner set forth in the Purchase Agreement. The highest rate of interest provided for in this Note shall continue to apply to the debt evidenced by this Note until repaid notwithstanding the entry of judgment on this Note.

This Note is executed and delivered pursuant to that certain Note Purchase Agreement and Security Agreement, dated as of January 31, 2015, among the Borrower, the Subsidiaries of the Borrower, Praesidian Capital Opportunity Fund III, LP, a Delaware limited partnership, as Lender and as Agent and Praesidian Capital Opportunity Fund III-A, LP, a Delaware limited partnership, (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”).

Payments of principal, interest and other sums to be made pursuant to this Note shall be made without set-off or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Lender pursuant to the Purchase Agreement, and may be made by automatic charge on the day when due to any account of Borrower maintained by Lender or as otherwise provided in the Purchase Agreement.

This Note is the “Note” referred to in, and is entitled to the benefits of, the Purchase Agreement, to which reference is made for a description of the security for this Note. Unless otherwise defined in this Note, terms used herein are used with the same meaning as provided in the Purchase Agreement.

The occurrence or existence of an Event of Default under the Purchase Agreement shall constitute an Event of Default under this Note. Should an Event of Default occur, then, subject to Lender’s right to waive acceleration, the entire Principal Amount of this Note, together with all accrued interest and all other sums due by Borrower hereunder or under any other Transaction Document shall, without notice to Borrower, become due and payable immediately, and payment of the same may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to Lender in this Note or in any other Transaction Document, and in such case Lender may also recover all costs of suit and other expenses in connection therewith, together with reasonable attorneys’ fees for collection.

EACH BORROWER HEREBY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR ATTORNEYS OR THE CLERK OF ANY COURT OF RECORD IN THE STATE OF NEW YORK, OR ELSEWHERE, TO THE EXTENT PERMITTED BY THE LAWS OF SUCH STATE OR ELSEWHERE, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, TO APPEAR FOR SUCH BORROWER IN ANY SUCH COURT, WITH OR WITHOUT DECLARATION FILED, AS OF ANY TERM OR TIME THERE OR ELSEWHERE TO BE HELD AND THEREIN TO CONFESS OR ENTER JUDGMENT AGAINST SUCH BORROWER IN FAVOR OF LENDER FOR ALL SUMS DUE OR TO BECOME DUE BY SUCH BORROWER TO LENDER UNDER THIS NOTE, WITH COSTS OF SUIT AND RELEASE OF PROCEDURAL ERRORS AND WITH REASONABLE ATTORNEY’S FEES; AND FOR DOING SO THIS NOTE OR A COPY VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT. SUCH AUTHORITY AND POWER SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, AND JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS THERE IS OCCASION THEREFOR.

Each Borrower hereby waives to the fullest extent provided by law presentment for payment, demand, notice of nonpayment, notice of dishonor and protest of this Note. This Note shall be governed by, construed and enforced in accordance with, the internal laws of the state of New York. Reference is made to the Purchase Agreement for provisions regarding jurisdiction and venue.

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IN WITNESS WHEREOF, each Borrower, intending to be legally bound, has duly executed this Note the day and year first above written.

BRICKTOWN BREWERY RESTAURANTS LLC

By:
Name:	James M. Burke
Title:	Chief Executive Officer

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